Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 11, 2012

Registration Statement No. 333-170231-06

*PXING DETS* $1.1bln AmeriCredit Automobile Receivables Trust (AMCAR) 2012-2

BOOKRUNNERS	: CS (str), RBS, Wells	Classes A-D	: SEC Registered
CO-MANAGERS	: BC, DB, JPM	Class E	: 144A

CLS	$AMT-mm	WAL	M/F	L.FINAL	BNCH SPRD	YLD%	CPN	$ PRICE
A-1	241.400	0.19	P-1/F1+	05/08/13	IntL	0.300		100-00
A-2	372.400	0.95	Aaa/AAA	10/08/15	EDSF + 25	0.767	0.76	99.99454
A-3	165.820	2.12	Aaa/AAA	10/11/16	IntS + 45	1.057	1.05	99.99018
B	84.620	2.81	Aa2/AA	03/08/17	IntS + 110	1.796	1.78	99.97451
C	105.040	3.41	A2/A	10/10/17	IntS + 185	2.658	2.64	99.98897
D	103.290	3.88	Baa2/BBB	04/09/18	IntS + 250	3.407	3.38	99.98897
E	27.430	3.89	Ba2/BB	08/08/19	IntS + 400	4.909	4.85	99.96648

* Expected Settle	: 04/19/12	* ERISA Eligible	: Yes (Except Class E)
* First Pay Date	: 05/08/12	* Minimum Denoms	: $1,000 by $1,000
* Bill & Deliver	: Credit Suisse	* Timing	: PRICED

* PLEASE NOTE	: 50% of Classes A2-D have been preplaced. Deal will not grow
* NetRoadshow	: www.netroadshow.com	Password	: AMCAR20122
* Intex Deal Name	: csfamcar_2012-2	Password	: KX47

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.